EXHIBIT  10.111




                      ISSUER LOAN AGREEMENT

                             between

                   PANDA GLOBAL ENERGY COMPANY

                            as Lender

                               and

               PAN-WESTERN ENERGY CORPORATION LLC

                           as Borrower


                   Dated as of April 22, 1997




                        TABLE OF CONTENTS
                                                            Page


ARTICLE 1 - DEFINITIONS                                     1
     1.1  Definitions                                       1

ARTICLE 2 - THE CREDIT FACILITY                             11
     2.1  Credit Facility                                   11
     2.2  Interest Payments                                 11
          2.2.1     Interest Payment Dates                  11
          2.2.2     Interest                                11
     2.3  Issuer Note                                       12
     2.4  Repayment of the Loans                            12
          2.4.1     Payments                                12
          2.4.2     Application of Payments                 12
     2.5  Payment Procedure                                 12
     2.6  Prepayments                                       12
          2.6.1     Voluntary Prepayments                   12
          2.6.2     Certain Mandatory Prepayments           12
          2.6.3     Expropriation Event; Event of Loss      13
     2.7  Fees                                              14

ARTICLE 3 - CONDITIONS PRECEDENT                            14
     3.1  Borrower's Certificate                            14
          (a)  Representations and Warranties               14
          (b)  No Event of Default                          14
          (e)  Use of Proceeds                              14
     3.2  Progress Report and Requisition Facility Engineer 14
     3.3  Shareholders' Agreement                           15

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES                  15
     4.1  Organization                                      15
     4.2  Authorization; No Conflict                        15
     4.3  Legality, Validity and Enforceability.            15
     4.4  Compliance with Law, Governmental Authorizations
 and Facility Documents                                     15
     4.5  Governmental Authorizations                       16
     4.6  Litigation                                        16
     4.7  Existing Defaults.                                16
     4.8  Taxes                                             16
     4.9  Contingent Liabilities                            16
     4.10 Business, Debt, Contracts, Etc                    16
     4.11 Representations and Warranties                    16
     4.12 Utilities                                         16
     4.13 Facility Documents                                17
     4.14 Fees and Enforcement                              17
     4.15 Subsidiaries and Beneficial Interest              17
     4.16 Liens                                             17
     4.17 Regulation of Parties                             17
     4.18 Transactions with Affiliates                      17

ARTICLE 5 - AFFIRMATIVE COVENANTS OF THE BORROWER           17
     5.1  Repayment of Indebtedness                         17
     5.2  Existence, Conduct of Business, Properties, Etc.  18
     5.3  Use of Funds                                      18
     5.4  Compliance with Legal Requirements                18
     5.5  Operating Budgets                                 18
     5.6  Books, Records, Access                            18
     5.7  Financial Statements                              18
     5.8  Progress Report; Facility Engineer                19
     5.9  Insurance                                         19
     5.10 Reports; Cooperation                              19
     5.11 Taxes and Other Governmental Charges              20
     5.12 Taxes                                             21
     5.13 Increased Costs                                   21
     5.14 Notices                                           21
     5.15 Expropriation Event                               22

ARTICLE 6 - NEGATIVE COVENANTS                              22
     6.1  Indebtedness                                      22
     6.2  Limitations on Liens                              22
     6.3  Nature of Business                                22
     6.4  Sale or Lease of Assets                           22
     6.5  Merger, Consolidation, Liquidation, Dissolution   22
     6.7  Loans, Advances or Investments                    23
     6.8  Distributions                                     23
     6.9  Transactions With Affiliates                      23
     6.10 Partnerships; Subsidiaries                        23
     6.11 Amendments                                        23
     6.12 Assignment                                        23
     6.13 Consent of the Lender                             23
     6.14 Immunity                                          23

ARTICLE 7 - EVENTS OF DEFAULT; CURE RIGHTS; REMEDIES        23
     7.1  Events of Default; Cure Rights                    23
          7.1.1     Failure to Make Payments                23
          7.1.2     Misstatements; Omissions                23
          7.1.3     Affirmative Covenants                   24
          7.1.4     Negative Covenants                      24
          7.1.5     Bankruptcy; Insolvency                  24
          7.1.6     Judgments                               24
          7.1.7     Other Indebtedness                      24
          7.1.8     Default under the JV Shareholder
                    Loan Agreements                         25

ARTICLE 8 - SCOPE OF LIABILITY                              25

ARTICLE 9 - MISCELLANEOUS                                   25
     9.1  Addresses                                         25
     9.2  Delay and Waiver                                  26
     9.3  Entire Agreement                                  26
     9.4  Severability                                      26
     9.5  Headings                                          27
     9.6  No Partnership, Etc.                              27
     9.7  Governing Law                                     27
     9.8  Submission To Jurisdiction; Waivers               27
     9.9  WAIVERS OF JURY TRIAL                             27
     9.10 Successors and Assigns                            28
     9.11 Counterparts                                      28

TABLE OF SCHEDULES AND EXHIBITS                             iv


      THIS ISSUER LOAN AGREEMENT (this "Agreement") dated as of April 22, 1997, by and between Panda Global Energy Company (the "Lender"), a company organized under the laws of the Cayman Islands, and Pan-Western Energy Corporation LLC (the "Borrower"), a company with limited liability organized under the laws of the Cayman Islands

                      W I T N E S S E T H :


      WHEREAS, the Borrower is the owner of approximately 88% of the aggregate ownership interest in four joint venture companies (the "Joint Venture Companies") that have developed, and desire to construct and operate, two 50 MW coal-fired thermal power generation facilities in conjunction with certain other facilities including certain water supply, steam, heat and hot water production and distribution facilities and other related facilities to be located in Luannan County, Tangshan City, Hebei Province, China (collectively referred to herein as the "Facility"); and

      WHEREAS, the Borrower has entered into the JV Shareholder Loan Agreements (as defined below) and the Registered Capital Contribution and Agency Agreement (as defined below) to finance the development, construction and operation of the Facility by the Joint Venture Companies; and

      WHEREAS, the Borrower is an indirect Subsidiary of the Lender and each of the Borrower and the Lender can be expected to derive certain benefits as a result of this Agreement and from the financing of the Facility by way of the JV Shareholder Loan Agreements and the Registered Capital Contribution and Agency Agreement; and

      WHEREAS, the Lender accordingly desires to lend certain funds to the Borrower upon the term and conditions contained in this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


     ARTICLE 1 - DEFINITIONS

     1.1 Definitions. The following terms, as used herein, have the following meanings, and capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Trust Indenture, dated as of April 22, 1997, between the Lender and Bankers Trust Company, Trustee:

          "Administrative Services Agreement" means the agreement between Panda International and Panda Global Holdings, Inc., a
Delaware corporation dated as of April 22, 1997.

           "Affiliate" of a specified Person means any other Person or Persons that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 10% or more of the equity interest in the Person specified or 10% or more of any class of voting securities of the Person specified.

          "Authorized Representative" means as to any Person, its president, chief executive officer or any senior vice president or any other person specifically identified as such in a certificate of such Person delivered to the Lender.

          "Available Cash Flow" means, for any period, the sum of
(i) all payments of principal and interest on the Shareholder Loans, (ii) all dividends and distributions received by the Borrower from the Joint Venture Companies, and (iii) all other revenues received by the Borrower from any source whatsoever, other than, unless and until a determination is made as provided in Section 2.6.3(d), Expropriation Proceeds or the proceeds of an Event of Loss, less (iv) the cash operating costs of the Borrower, including expenses incurred in connection with the Administrative Service Agreement, to the extent permitted to be paid by the Borrower pursuant to the Indenture, and (v) taxes, each of (i), (ii), (iii), (iv) and (v) determined on a cash basis.

           "Banking Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York, George Town, Grand Cayman, Cayman Islands or Zhongdajie, Bencheng, Luannan County, Hebei Province, China, are authorized or required by law to be closed.

           "Bankruptcy Law" means any insolvency, reorganization, moratorium or similar law for the general relief of debtors in any relevant jurisdiction.

           "Borrower" has the meaning set forth in the Preamble hereto.

           "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York, George Town, Grand Cayman, Cayman Islands or Zhongdajie, Bencheng, Luannan County, Hebei Province, China, are authorized or required to be closed.

          "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

           "Capitalized Lease" means as to any Person, any lease of any property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under any such lease.

             "Carrier"    means   Luannan   County    State-Owned
Transportation Company, a PRC company owned and operated by Luannan County.

          "Change of Law" means after the date of this Agreement, the adoption of any Legal Requirement, any change in any Legal Requirement or the application or requirements thereof, any change in the interpretation or administration of any Legal Requirement by any Governmental Instrumentality, or compliance by the Lender or the Borrower with any request or directive (whether or not having the force of law) of any Governmental Instrumentality.

           "Chinamac"  means  Chinamac  (Singapore)  Pte  Ltd.  a
Singapore corporation.

          "Closing Date" means April 22, 1997.

           "Coal  Suppliers"  mean,  collectively,  Kailuan  Coal
Mining Administration, Luannan County Coal Mine, Liu Guantun Coal
Mine,  Le  Ting County Coal Mine, Zunhua Coal Mine, and Chang  Li
County Coal Mine.

           "Coal Supply Agreements" means, collectively, the coal supply agreements entered into among Tangshan Panda, Tangshan Pan-Western and the Coal Suppliers.

            "Coal   Transportation  Agreement"  means  the   coal
transportation agreement, dated March 6, 1996, among the Carrier, Tangshan Panda and Tangshan Pan-Western.

           "Commercial Operation Date" means that date by which both of the following have occurred: (i) the Facility Engineer has certified that the Facility has achieved commercial operations and (ii) the Commercial Operation Date, as such term is used in the General Interconnection Agreement, has occurred.

           "Commercially Feasible Basis" means that, following an Event of Loss or an Expropriation Event, (i) the sum of the proceeds of business interruption insurance, any funds available to be applied to the rebuilding, repair or restoration pursuant to subsection 2.6.3(e), any amounts that the shareholders of all the Joint Venture Companies are irrevocably committed to contribute and the anticipated revenues of the Facility during the estimated period of rebuilding, repair or restoration will be sufficient to pay all Facility restoration costs, Debt Service and O&M Costs of the Facility during the estimated period of rebuilding, repair or restoration and (ii) the Facility upon being rebuilt, repaired or restored can reasonably be expected to produce revenues adequate to pay all Debt Service and O&M Costs of all Joint Venture Companies pursuant to each such Joint Venture Company's respective JV Shareholder Loan Agreement over the remaining terms of the Loans outstanding of each Joint Venture Company, taking into account any change in projected operating results due to the impairment of any portion of the Facility, all without materially affecting the ability of the Joint Venture Companies to repay their Shareholder Loan or the ability of the Borrower to repay the Loans.

          "Company" means Panda Global Holdings, Inc., a Delaware corporation.

          "Company Indenture" means the trust indenture governing the terms of the issuance of, from time to time, bonds, notes indentures, guarantees and, as of the Closing Date, the Senior Secured Notes Guarantee by the Company, dated as of the Closing Date, between the Company and the trustee pursuant to such trust indenture.

            "Covered Taxes" means taxes, levies, imposts, deductions, charges, withholdings and liabilities imposed on or measured by the net income or capital of a Person by any jurisdiction or any political subdivision or taxing authority thereof or therein solely as a result of a permanent establishment of such Person in such jurisdiction or political subdivision.

           "Debt Service Reserve Requirement" has the meaning ascribed thereto in the JV Shareholder Loan Agreements.

          "Development Expenses" shall mean all reasonable out-of pocket expenses related to the Facility that have been incurred by the Borrower, Panda International or their Affiliates in the development of the Facility prior to the date of this Agreement.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Loans, as the case may be.

            "Dollars," "U.S. Dollars" and "US$" mean lawful currency of the United States of America.

           "Energy Purchase Agreement" means Electric Energy Purchase and Sales Agreement, dated September 22, 1995, between NCPGC and Tangshan Panda and Tangshan Pan-Western, as the same may from time to time be amended, supplemented or otherwise modified.

           "EPC  Contract Price" means the price that  the  Joint
Ventures have agreed to pay to the EPC Contractor under  the  EPC
Contract.

          "EPC Contractor" means Harbin Power Engineering Company
Limited, a company organized under the laws of the PRC and a wholly owned subsidiary of Harbin Power.

          "Event of Default" shall have the meaning given to such term in Section 7.1.

           "Event of Loss" means an event which causes all or a portion of the Facility to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than an Expropriation Event.

            "Expropriation Event" means any condemnation, nationalization, seizing, or expropriation by any Government Instrumentality of all or a substantial portion of the Facility or the property or assets of the Borrower or of its share capital, or any Government Instrumentality shall have assumed custody or control of such property or other assets or business operations of the Borrower or of its share capital, or shall have taken any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on its business or operations or a substantial part thereof.

          "Expropriation Proceeds" means any proceeds received by the Borrower as a result of the occurrence of an Expropriation
Event.

           "Facility" shall have the meaning stated in the  first
WHEREAS clause of this Agreement.

           "Facility Budget" means the construction budget and schedule provided by the Lender (containing customary assumptions and qualifications) approved as reasonable by the Facility Engineer prior to the making of the first Loan pursuant to this Agreement, and as it thereafter may be amended with the approval of the Lender.

           "Facility Costs" means all costs incurred, or to be incurred, in connection with the development, design, engineering, procurement, construction and commissioning of the Facility, which costs shall include, but not be limited to: (a) all costs incurred under the EPC Contract, (b) Development Expenses, (c) O&M Costs incurred in connection with the start up of the Facility or otherwise prior to the Commercial Operation Date, (d) actual interest costs (including, prior to the Commercial Operation Date, interest due and payable on the Loans) and amounts required pursuant to the Debt Service Reserve
Requirement, closing and administration costs related to the Facility until the Commercial Operation Date, (e) the costs of acquiring Governmental Authorizations for the Facility prior to the Commercial Operation Date and (f) without duplication, working capital costs.

           "Facility Documents" means, collectively, the Power Purchase Agreement, the EPC Contract, the Transmission Facilities Construction Agreement, the O&M Agreement, the Coal Supply Agreements, the Coal Transportation Agreement, the Engineering and Design Contract, the Steam Sales Agreements, the Heat Supply Contracts, the Inter-Company Steam Sales Agreement, and all other instruments, agreements or other documents arising from or related to the Facility, but shall not include any Financing Agreement.

           "Facility Engineer" means Parsons Brinckerhoff  Energy
Services Inc., or its successor.

           "Facility Notes" has the meaning ascribed thereto in the JV Shareholder Loan Agreements.

          "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressures or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee except that any determination of Fair Market Value made with respect to any parcel of real property shall be made by an independent appraiser.

            "Financing  Agreements"  means,  collectively,   this
Agreement, the Issuer Note, the JV Shareholder Loan Agreements, the JV Guarantees and the Facility Notes, each individually a "Financing Agreement".

           "FPA" means the United States Federal Power Act, as amended, excluding Sections I-18, 21-30, 202(c), 210, 211, 212,
305(c) and any necessary enforcement provision of Part III of the Act with regard to the foregoing sections.

           "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date hereof.

          "Governmental Authorizations" means all authorizations, consents, decrees, permits, waivers, privilege approvals from and filings with all Governmental Instrumentalities necessary for the realization of the Facility in accordance with the Facility Documents.

           "Governmental Instrumentality" of any country shall mean such country and its government and any ministry, department, political subdivision, instrumentality, agency, corporation or commission under the direct or indirect control of such country.

           "Harbin  Power"  means  Harbin Power  Equipment  Group
Company, a PRC Company.

           "Heat Supply Contracts" means the contracts to supply steam and hot water to various PRC industrial and commercial users that have been assigned by Luannan Heat and Power Plant to Tangshan Pan-Sino, or any similar contracts in addition to or in replacement thereof.

           "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property; (ii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (iii) the maximum fixed repurchase price of any redeemable or putable Disqualified Stock; (iv) contractual obligations to repurchase goods sold or distributed;
(v) obligations of a Person in respect of interest rate or currency exchange agreements to the extent they appear on the balance sheet; (vi) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) - (v); and (vii) any liability of others of the kind described in clauses (i) - (vi) which the Person has guaranteed or which is otherwise directly or indirectly its legal liability.

          "Indentures" means the Company Indenture and the Senior
Secured Notes Indenture.

           "Independent Accountants" means an internationally recognized accounting firm.

          "Independent Insurance Consultant" means Sedgwick, PLC, a corporation incorporated in accordance with the laws of the United Kingdom, or its successors.

           "Inter-Company Steam Sales Agreement" means the Water,
Heat, Steam and Hot Water Supply and Usage Agreement, dated as of
October 3, 1996 between Tangshan Cayman and Tangshan Panda.

            "Interconnection Agreement" means the General Interconnection Agreement dated September 22, 1995, between NCPGC and Tangshan Panda and Tangshan Pan-Western, as the same may from time to time be amended, supplemented or otherwise modified.

            "Interconnection Dispatch Agreement" means the agreement to be negotiated among Tangshan Power Supply Bureau of NCPGC, Tangshan Panda and Tangshan pan-Western shortly prior to the Commercial Operation Date of the Facility concerning specific details as to the dispatch of the Facility.

           "Interest Expense" means, for any period, the  sum  of
(a) the total interest expense of the Person in question for such period as determined in accordance with GAAP, including, without limitation, (i) amortization of debt issuance costs or of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, (ii) accrued interest, (iii) noncash interest payments, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,
(v) interest actually paid by the Person in question under any guarantee of Indebtedness or other obligation of any other Person and (vi) net costs associated with interest rate agreements (including amortization of discounts) and currency agreements, plus (b) capitalized interest plus (c) dividends paid in respect of preferred stock of the Person in question, held by Persons other than the Person in question.

           "Issuer  Note"  has  the meaning given  that  term  in
Section 2.3.

           "Issuer Revenue Fund" means the fund to be established by the Lender in accordance with the terms of the Indentures.

           "Joint Venture Companies" means, collectively Tangshan
Panda,  Tangshan Pan-Western, Tangshan Cayman and  Tangshan  Pan-
Sino.

           "JV Equity Contributions" means equity contributions made by the Borrower to the Joint Venture Companies pursuant to the Registered Capital Contribution and Agency Agreement.

          "JV Guarantees" means collectively, the undertakings by Tangshan Panda, each executed as of the 22nd day of September, 1996 to unconditionally and irrevocably guarantee to the Borrower the prompt payment and performance by each of Tangshan Pan-Western, Tangshan Cayman and Tangshan Pan-Sino of their individual obligations to Borrower pursuant to any Indebtedness obligation then or thereafter due and owing by any such party to Borrower; the undertakings by Tangshan Pan-Western, each executed as of the 22nd day of September, 1996, to unconditionally and irrevocably  guarantee  to the Borrower the  prompt  payment  and performance by each of Tangshan Panda, Tangshan Cayman, and Tangshan Pan-Sino of their individual obligations to Borrower pursuant to any Indebtedness obligation then or thereafter due and owing by any such party to Borrower; the undertakings by Tangshan Cayman, each executed as of the 22nd day of September, 1996 to unconditionally and irrevocably guarantee to the Borrower the prompt payment and performance by each of Tangshan Panda, Tangshan Pan-Western and Tangshan Pan-Sino of their individual obligations to Borrower pursuant to any Indebtedness obligation then or thereafter due and owing by any such party to Borrower; and the undertakings by Tangshan Pan-Sino, each executed as of the 22nd day of September, 1996 to unconditionally and irrevocably guarantee to the Borrower the prompt payment and performance by each of Tangshan Panda, Tangshan Pan-Western and Tangshan Cayman of their individual obligations to Borrower pursuant to any Indebtedness obligation then or thereafter due and owing by any such party to Borrower.

          "JV Shareholder Loans" means loans made by the Borrower to the Joint Venture Companies pursuant to the JV Shareholder
Loan Agreements.

           "JV Shareholder Loan Agreements" means, collectively the shareholder loan agreements between the Borrower and each of the Joint Venture Companies respectively, dated September 24, 1997 as each is amended by an amendment and restatement dated April 1, 1997 (as each is amended, modified and supplemented from time to time, each a "JV Shareholder Loan Agreement").

           "Legal Requirements" means all laws, statutes, orders,
decrees,  injunctions,  licenses, permits, approvals,  agreements
and   regulations  of  any  Governmental  Instrumentality  having jurisdiction over the matter in question.

           "Lender" has the meaning set forth in the recitals hereto.

           "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Person.

          "Loans" means the loans made under this Agreement.

           "Luanhua Co." means Tangshan Luanhua (Group) Co., a company organized under the laws of the PRC.

           "Luannan  Government" means the government of  Luannan
County, Tangshan City, Hebei Province, PRC.

           "Luannan  Heat  Company"  means  Luannan  County  Heat
Company, Ltd. a company organized under the laws of the PRC.

           "Luannan  Heat & Power" means Luannan  County  Heat  &
Power Plant, a company organized under the laws of the PRC.

           "Material Adverse Effect" means a material adverse change in the financial condition with respect to the party or entity in question or any event or occurrence which could reasonably be expected to materially and adversely affect: (a) the development, construction or operation of the Facility; or
(b) the ability of the Facility to perform any of its material obligations under a Facility Document; or (c) the ability of the Borrower to make payments of principal, premium, if any, or interest on the Loans when due.

           "Material Facility Documents" means, collectively, the Power Purchase Agreement, the EPC Contract, the Transmission Facilities Construction Agreement, the O&M Agreement, the Coal Supply Agreements, the Coal Transportation Agreement and all other instruments, agreements or other documents arising from or related to the Facility, but shall not include any Financing Agreement.

          "Maturity Date" means April 10, 2004.

           "NCPGC" means North China Power Group Company, a company organized under the laws of the PRC.

          "Non-Excluded Taxes" shall have the meaning ascribed to it subsection 5.16.

           "Nonrecourse Persons" shall have the meaning ascribed to it in Article 8.

           "O&M" means operation and maintenance services.

           "O&M   Agreement"  means  the  Amended  and  Restated
Operation and Maintenance Agreement, dated as of March 6, 1997, among the Joint Ventures and Duke/Fluor Daniel International Services, a partnership organized and existing under the laws of Nevada, whose partners are Duke Coal Project Services Pacific, Inc., a Nevada corporation and Fluor Daniel Asia, Inc., a California corporation.

          "O&M Costs" means all amounts disbursed by or on behalf of the Borrower for operation, maintenance, repair, or improvement of the Facility, including, without limitation, premiums on insurance policies, property, income and all other taxes to the extent paid, and payments under the relevant operating and maintenance agreements, leases (including Operating Lease Obligations), royalty and other land use agreements, and any other payments required under the Facility Documents, each as determined on a cash basis and otherwise in accordance with GAAP.

            "Obligations" means all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Borrower to the Lender or existing or hereafter arising hereunder or pursuant to the terms of any of the Financing Agreements or any of the other Facility Documents, including all interest, fees, charges and expenses chargeable to the Borrower; and in the event of any proceeding for the collection or enforcement of the Obligations, after an event of default shall have occurred and be continuing, any exercise by the Lender, together with reasonable attorney's fees and court costs.

           "Officer's Certificate" means a certificate of an authorized representative of the Borrower, signed by the Chairman, the President, a Vice President, the Treasurer, an
Assistant Treasurer, the Secretary or an Assistant Secretary of the Borrower.

           "Operating Lease Obligations" means any obligation of the Person in question incurred or assumed under or in connection with any lease of real or personal property which, in accordance with GAAP, is not required to be classified and accounted for as a capital lease.

          "Other Taxes" means any other excise or property taxes, charges or similar levies that arise under the laws of any jurisdiction on any payment made under this Agreement or under any other Financing Agreement or from the execution or delivery or otherwise with respect to this Agreement or any other Financing Agreement.

           "Panda International" means Panda Energy International
Inc., a Texas corporation.

           "Pan-Sino"  means Pan-Sino Energy Development  Company
LLC, a Cayman Islands exempted company.

           "Pan-Western Equity Distribution Fund" has the meaning ascribed thereto in subsection 3.4.

          "Pan-Western Funds" has the meaning ascribed thereto in subsection 3.4.

           "Pan-Western Revenue Fund" has the meaning ascribed thereto in subsection 3.4

           "Permitted Indebtedness" means the Loans any other loans from the Lender to the Borrower.

           "Permitted Liens" means, with respect to any Person, any Lien arising by reason of (a) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (b) taxes not yet delinquent or which are being contested in good faith; (c) security for payment of workers' compensation or other insurance; (d) deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business; and (e) security for surety or appeal bonds.

            "Person"   means  any  natural  person,  corporation,
partnership, firm, association, Governmental Instrumentality or any other entity whether acting in an individual, fiduciary or other capacity.

           "Power  Purchase  Agreement" means, collectively,  the
Energy Purchase Agreement, the Interconnection Agreement and  the
Supplemental   Agreement  (and,  after  execution  thereof,   the
Interconnection Dispatch Agreement).

          "PRC" or "China" means the People's Republic of China.

           "Pricing  Document"  means the document  or  documents
(issued by the Tangshan Municipal Price Bureau) determining the price for electric energy delivered, retail price and principals for adjustment.

           "PUHCA" means the United States Public Utility Holding
Company Act of 1935, as amended, and all rules and regulations adopted thereunder.

          "Registered Capital Contribution and Agency Agreements" means the agreements among each of the Joint Venture Companies and their respective shareholders, dated as of March 26, 1997 (as amended, modified and supplemented from time to time) pursuant to which the Joint Venture Companies are entitled to receive equity contributions.

          "Renminbi" or "RMB" means lawful currency of the PRC.

           "Repayment Date" means the 10th day of April in each year from April 10, 2000 to the Maturity Date.

           "SAFE"  means  the  State  Administration  of  Foreign
Exchange of the PRC.

           "Senior Secured Notes" means the notes issued by the Lender pursuant to the Indentures.

           "Senior  Secured  Notes Guarantee"  means  the  Senior
Secured Notes Guarantee issued by the Company under the terms of the Indentures.

           "Senior Secured Notes Indenture" means the trust indenture governing the terms of issuance of the Senior Secured
Notes, dated as of the Closing Date, by and between the Lender and the trustee thereunder.

            "Shareholders' Agreement" shall have the meaning ascribed thereto in subsection 3.5.

            "Shareholders"  means  Pan-Sino  and  Chinamac   each
individually a "Shareholder".

           "Site" means the land on which the Facility is to be located.

            "Steam  Sales  Agreements"  means  the  Heat   Supply
Contracts and the Inter-Company Steam Sales Agreement.

          "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

           "Supplemental Agreement" means Supplemental Agreement for General Interconnection Agreement and Electric Energy
Purchase and Sales Agreement, dated February 10, 1996, among NCPGC, Tangshan Panda and Tangshan Pan-Western, as the same may from time to time be amended, supplemented or otherwise modified.

           "Tangshan Cayman" means Tangshan Cayman Heat and Power
Co., Ltd., a Sino-foreign equity joint venture with limited liability organized under the laws of the PRC.

           "Tangshan Panda" means Tangshan Panda Heat  and  Power
Co., Ltd., a Sino-foreign equity joint venture with limited liability organized under the laws of the PRC.

           "Tangshan Pan-Sino" means Tangshan Pan-Sino Heat  Co.,
Ltd., a Sino-foreign equity joint venture with limited liability organized under the laws of the PRC.

           "Tangshan Pan-Western" means Tangshan Pan-Western Heat and Power Co., Ltd., a Sino-foreign equity joint venture with limited liability organized under the laws of the PRC.

           "Transmission Facilities" means three new substations, the upgrades of both an existing substation and an existing switching station and approximately 43 km of 110 KV transmission lines to interconnect the Facility to the Jing-Jin-Tang Grid.

           "Transmission Facilities Construction Agreement" means the construction agreement, dated February 10, 1996, among Tangshan Panda, Tangshan Pan-Western and NCPGC.

          "Wholly Owned" by any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.



      ARTICLE 2 - THE CREDIT FACILITY

      2.1 Credit Facility. Subject to the terms and conditions set forth in Article 3, the Lender shall from time to time make shareholder loans to the Borrower in an aggregate amount of US$114,271,288 (the "Loans").

     2.2  Interest Payments.

           2.2.1 Interest Payment Dates. The Borrower shall pay accrued interest on the unpaid principal amount of the Loans semiannually in arrears on each April 10 and October 10, commencing October 10, 1997, until the first such date to occur not less than six months after the Commercial Operation Date, and on the last day of each month thereafter.

           2.2.2 Interest. The Borrower shall pay accrued interest on the unpaid principal amount of the Loans (a) from the date of this Agreement through the first April 10 or October 10 to occur not less than six months after the Commercial Operation Date, at the rate of 12.25% per annum; (b) thereafter through March 10, 2001, at the rate of 11.0% per annum; (c) thereafter through March 10, 2002, at the rate of 12.5% per annum, and (d) thereafter until the Maturity Date, at the rate of 13.5% per annum.

      2.3 Issuer Note. The obligation of the Borrower to repay the Loans and to pay interest thereon at the rate provided herein shall be evidenced by a promissory note substantially in the form of Exhibit A, payable to the order of the Lender and in the principal amount of ONE HUNDRED FOURTEEN MILLION, TWO HUNDRED SEVENTY-ONE THOUSAND, TWO HUNDRED AND EIGHTY-EIGHT DOLLARS (US$114,271,288) (the "Issuer Note"). The Borrower authorizes the Lender to record on the schedule annexed to the Issuer Note, each payment or prepayment of principal of the Loans and agrees that all such notations shall be prima facie evidence of the information recorded. The Borrower further authorizes the Lender to attach to and make a part of the Issuer Note continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations, shall affect the validity of the Borrower's obligations to repay the full unpaid principal amount of the Loans or the duties of the Borrower hereunder or thereunder.

     2.4  Repayment of the Loans.

           2.4.1 Payments. The aggregate unpaid principal amount of the Loans shall be payable in installments on each Repayment Date in accordance with the amortization schedule set forth on Schedule A, and any remaining unpaid principal, interest, fees and costs shall be due and payable on the Maturity Date.

           2.4.2 Application of Payments. If the amount of any payment made by the Borrower hereunder is less than the total amount due and payable by the Borrower to the Lender as of the date on which such payment is actually made by the Borrower, such payment shall be applied: (i) first, against charges, fees, costs and expenses due hereunder; (ii) second, against interest on the Loans (including amounts payable in respect thereof pursuant to Sections 5.11, 5.12 and 5.13; (iii) third, against the principal of the Loans (including amounts payable in respect thereof pursuant to Sections 5.11, 5.12 and 5.13) and interest on such overdue interest; and (iv) fourth, against all other amounts then due and payable to the Lender hereunder.

      2.5 Payment Procedure. The Borrower shall make all payments due hereunder on or prior to the Capitalized Interest Expiration Date to the Trustee for deposit in the Issuer Construction Fund, and all payments due thereafter to the Trustee for deposit in the Issuer Revenue Fund.

      2.6  Prepayments.

          2.6.1 Voluntary Prepayments. Except as required by this Agreement, the Borrower may not prepay Loans without the permission of the Lender.

           2.6.2 Certain Mandatory Prepayments. In addition to other amounts which shall be applied to the prepayment of Loans as provided in this Agreement, the Borrower shall apply to prepayment of the principal of the Loan, on the next scheduled Interest Payment Date following receipt thereof, all Available Cash Flow remaining after all other amounts due hereunder have been paid. Such payments shall be applied to the installments of principal due on the Loans in the order of their maturity.

           2.6.3 Expropriation Event; Event of Loss. (a) If an Expropriation Event shall occur with respect to the Facility or any part thereof, the Borrower shall (i) diligently pursue all of its rights, and cause the Joint Venture Companies to pursue their respective rights, the rights to compensation against the appropriate Governmental Instrumentality in respect of such event, (ii) not compromise, settle or consent to the settlement of any claim in respect thereof without the consent of the Lender, and (iii) promptly deposit all proceeds received in respect of any Expropriation Event (after deducting all reasonable expenses) in the Pan-Western Revenue Fund segregated from all other moneys pending the determination pursuant to paragraph (c) below.

                (b) If an Event of Loss shall occur with respect to the Facility or any part thereof, the Borrower shall (i) diligently pursue all its rights and the rights of the Joint Venture Companies to compensation with respect to such Event of Loss, (ii) not compromise, settle or consent to the settlement of any claim exceeding $250,000 in respect thereof without the consent of the Lender, and (iii) promptly deposit all proceeds received in respect of any Event of Loss (after deducting all reasonable expenses) in the Pan-Western Revenue Fund, segregated from all other moneys pending the determination pursuant to paragraph (c) below.

                (c) If any such Expropriation Event or an Event of Loss shall occur, as soon as reasonably practicable, but no later than fifteen (15) days after the date of receipt by the Borrower of any proceeds in respect thereof, the Borrower shall make a reasonable good faith determination as to whether (i) the Facility can be rebuilt, repaired or restored to permit operation of the entire Facility on a Commercially Feasible Basis, and (ii) the proceeds thereof, together with any other amounts that the Borrower and the Joint Ventures have available to commit to such rebuilding, repair or restoration, are sufficient to pay for such rebuilding, repair or restoration of the Facility. The determination of the Borrower shall be evidenced by an Officer's Certificate filed with the Lender which, in the event the Borrower determines that the Facility can be rebuilt, repaired or restored to permit operation of the entire Facility or a portion thereof on a Commercially Feasible Basis, shall also certify that such proceeds, together with any other amounts that the Borrower and the Joint Venture Companies are willing to commit to such rebuilding, repair or restoration, are sufficient to pay the costs thereof, and shall also set forth a reasonable good faith estimate by the Borrower of such costs. If the amount of such costs exceeds $500,000, such certificate shall be accompanied by a Facility Engineer's certificate, dated within five (5) days of the date of the Borrower's certificate, stating that, based upon reasonable investigation and a review of the determination made by the Borrower, the Facility Engineer believes that the determination and the estimate of the total cost, if any, set forth in the Borrower's certificate to be reasonable.

               (d) In the event that the Borrower determines not to rebuild, repair or restore the Facility, all of the proceeds of such Expropriation Event or Event of Loss shall be applied to prepayment of the Loans.

                (e) In the event that the determination is made to rebuild, repair or restore the Facility, all of the proceeds of such Expropriation Event or Event of Loss on deposit in the Pan-Western Revenue Fund or the Issuer Fund shall be transferred to the Luanna Facility Restoration Fund, together with the amounts (if any) previously transferred to the Lender in connection with such Expropriation Event or Event of Loss and such other amounts as the Borrower has available for such rebuilding, repair or restoration (which also shall be transferred to the Lender prior to any disbursement for rebuilding, repair or restorations), shall be used to pay the costs of such rebuilding, repair or restoration, and any excess shall, upon completion of such rebuilding, repair or restoration, be applied to the prepayment of the Loans within 15 days of the completion of such rebuilding, repair or restoration as certified by the Facility Engineer.

      2.7   Fees.   Not more than thirty (30) days following  the
making of the first Loan hereunder, the Borrower shall reimburse the Lender for its reasonable costs other than interest costs incurred in funding and administering the Loans.

     ARTICLE 3 - CONDITIONS PRECEDENT

          The obligation of the Lender to make each Loan shall be subject to the fulfillment or waiver of each of the following conditions precedent:

     3.1 Borrower's Certificate. The Lender shall have received from the Borrower an Officer's Certificate dated the date of the request for such Loan, certifying the following:

             (a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate, document, financial or other statement furnished by the Borrower hereunder or thereunder or in connection herewith or therewith, or, to the knowledge of the Borrower, made by the Joint Venture Companies pursuant to the JV Shareholder Loan Agreements, are true and correct in all material respects on and as of such date as if made on and as of such date, except as affected by the consummation of the transaction contemplated thereby or to extent that such representations and warranties relate solely to an earlier date;

           (b) No Event of Default. (i) No Event of Default is in existence on such date, or shall occur after giving effect to the Loan to be made on such date, and (ii) to the knowledge of the Borrower, no JV Shareholder Loan Agreement Event of Default is in existence on such date.

          (d) Governmental Authorizations and other consents and approvals. All Governmental Authorizations which are required to be obtained on or prior to the date of the making of such Loan have been duly obtained or maintained and are in full force and effect, except for Governmental Authorizations which have not been obtained at such time but which the Borrower has no reason to believe will not be obtained in the normal course of business prior to the date such Governmental Authorizations are required; and

           (e) Use of Proceeds. The costs for the payment of which the borrowing is being made are to advance money to one or more Joint Venture Companies pursuant to the JV Shareholder Loan Agreements or to make equity contributions to one or more Joint Venture Companies pursuant to the Registered Capital Contribution and Agency Agreement.

     3.2 Progress Report and Requisition Facility Engineer. The Lender shall have received (a) a copy of a report signed by the Authorized Representative of each Joint Venture on the date of each such Loan to the effect that construction of the Facility is proceeding satisfactorily in accordance with the EPC Contract and the Facility Budget and the Facility Budget sets forth accurately the estimated costs to complete the Facility, and such confirmation thereof from the Facility Engineer as the Lender reasonably deems necessary and (b) a copy of the EPC Contractor's application for payment under the EPC Contract or evidence of or application for other expenses in connection with the construction and development of the Facility (together with all supplemental reports required to be furnished thereunder) and copies of all invoices and other statements of charges with respect to the payments to be made to the EPC Contractor pursuant to the EPC Contract or to the recipient of such other expenses on the date, or expected to be due and payable within 30 days of, such Loan and with respect to all other items of Facility Costs to be paid on such date, or expected to be due and payable within 30 days of such Loan.

      3.3 Shareholders' Agreement. The Borrower shall have entered into a shareholders' agreement among the Borrower, Pan-Sino and Chinamac (the "Shareholders' Agreement") pursuant to which the shareholders of the Borrower will have agreed to cause the Borrower to declare distributions immediately upon the availability of funds for such purpose.

     3.4 Equity Contributions; Real Estate Transfers. It shall be a condition to any Loan hereunder which will be used to advance funds to the Joint Venture Companies pursuant to the JV Shareholder Loan Agreements which will have the effect of increasing the total amount of Loans hereunder to more than $15,000,000 that (A) each Joint Venture Company shall have received the full amount of the equity contributions to which each Joint Venture Company is then entitled pursuant to the Registered Capital Contribution and Agency Agreement and (B) all transfers of land use rights relating to the Site shall have been completed.

     ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

          The Borrower makes all of the following representations and warranties to and in favor of the Lender on the date on which any Loan is made hereunder, except as such representations relate to an earlier date.

      4.1 Organization. The Borrower (a) is a company with limited liability duly organized and validly existing under the laws of the Cayman Islands, (b) is duly authorized to do business in the Cayman Islands, (c) has all requisite power and authority to (i) carry on its business as now being conducted and as now proposed to be conducted, (ii) incur Indebtedness, and (iii) execute, deliver and perform its obligations under each of the Financing Agreements to which it is a party, and (d) the sole shareholders of the Borrower are Pan-Sino and Chinamac.

      4.2 Authorization; No Conflict. The Borrower has duly authorized, executed and delivered the Facility Documents and the Financing Agreements to which it is a party, and neither the execution and delivery thereof nor the consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene its formation documents or any other Legal Requirement then applicable to or binding on it, (b) does or will contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its property or under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, or (c) does or will require the consent or approval of any Person.

      4.3 Legality, Validity and Enforceability. Each of the Financing Agreements to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy laws or principles of equity, to the extent applicable to the Borrower. None of the Financing Agreements to which the Borrower is a party has been amended or modified except in accordance with this Agreement.

      4.4 Compliance with Law, Governmental Authorizations and Facility Documents. The Borrower is in compliance in all material respects with all Legal Requirements and Governmental Authorizations and Financing Agreements to which it is a party, and no notices of violation of any Governmental Authorization or Financing Agreements have been issued, entered or received by the Borrower or, to the knowledge of the Borrower, issued, entered or received by the Joint Venture Companies.

     4.5 Governmental Authorizations. With respect to the Joint Venture Companies, to the knowledge of the Borrower, there are no Governmental Authorizations under Legal Requirements existing as of the date of this Agreement that are required or will become required, other than the Governmental Authorizations (a) which have been obtained or granted and are in full force and effect, or (b) which the Borrower has no reason to believe will not be obtained before they become necessary for the ownership, construction, financing or operation of the Facility. To the best of its knowledge, neither the Borrower nor any of the Joint Venture Companies is in violation of any condition in any Governmental Authorization.

     4.6 Litigation. There are no pending or, to the Borrower's knowledge, threatened actions, suits, proceedings or investigations of any kind, including actions or proceedings of or before any Governmental Instrumentality, to which the Borrower or to the knowledge of the Borrower, any Shareholder or any Joint Venture Company is a party or is subject, or by which any of them or any of their properties are bound.

     4.7 Existing Defaults. There is no Event of Default by the Borrower under any of the Financing Agreements. To the best of the Borrower's knowledge, there is no event of default under any Material Facility Document or any Financing Agreement by any party to such Material Facility Document or Financing Agreement.

      4.8 Taxes. The Borrower has filed, or caused to be filed, all tax and informational returns that are required to have been filed by it in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes) and, to the extent such taxes are not due, has established reserves that are adequate for the payment thereof and are required by GAAP.

      4.9 Contingent Liabilities. The Borrower has no material contingent liabilities or obligations except those authorized under and permitted by the Financing Agreements.

      4.10 Business, Debt, Contracts, Etc. The Borrower has not conducted any business other than the business contemplated hereunder, has no outstanding Indebtedness other than Indebtedness incurred hereunder or permitted under Section 6.1 and has no other liabilities other than those incurred hereunder or permitted hereby.

      4.11 Representations and Warranties. All representations and warranties of the Borrower contained in herein are true and correct in all material respects and the Borrower hereby confirms each such representation and warranty of the Borrower with the same effect as if set forth in full herein.

      4.12 Utilities. to the knowledge of the Borrower, all utility services and easements necessary for the construction and the operation of the Facility for its intended purposes, are or will be available at the Site as and when required on commercially reasonable terms.

     4.13 Facility Documents.

           4.13.1 The Lender has received a true, complete and correct copy of each of the Facility Documents and the Financing Agreements in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters to therein or delivered pursuant thereto, if any).

           4.13.2 To the Borrower's knowledge, all conditions precedent to the obligations of the respective parties under the Material Facility Documents have been satisfied or waived in accordance with the provisions thereof and hereof, except for such conditions precedent which by their terms cannot be met until a later stage in the construction or operation of the Facility, and the Borrower has no reason to believe that any such condition precedent cannot be satisfied on or prior to the appropriate stage in the construction or operation of the Facility.

      4.14 Fees and Enforcement. Other than amounts that have been paid in full, no fees or taxes, including without limitation stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity, or enforceability of this Agreement or any of the other Facility Documents and the Financing Agreements.

     4.15 Subsidiaries and Beneficial Interest. The Borrower has no subsidiaries other than the Joint Venture Companies and does not beneficially own the whole or any part of the issued share capital or other ownership interest of any other company or corporation or other Person.

      4.16 Liens. The Borrower has not secured or agreed to secure any Indebtedness by any Lien upon any of its present or future revenues or assets or capital stock except Permitted Liens. The Borrower does not have any outstanding Lien or obligation to create Liens on or with respect to any of its properties or revenues except Permitted Liens.

     4.17 Regulation of Parties. The Borrower is not nor will it be, solely as a result of its participation in the transactions contemplated hereby or by any other Facility Document, subject to regulation by any Governmental Instrumentality of the United States as a "public utility," an "electric utility," an "electric utility holding company" or a "public utility holding company." The Borrower is not subject to regulation as a "subsidiary company" or an "affiliate" of a "holding company" under (and as defined in) PUHCA.

      4.18 Transactions with Affiliates. Except as otherwise permitted under Section 6.9, the Borrower is not a party to any contracts or agreements with, or any other commitments to, whether or not in the ordinary course of business, any Affiliate of the Borrower.


      ARTICLE 5 - AFFIRMATIVE COVENANTS OF THE BORROWER

           The Borrower covenants and agrees that until all Obligations owed to the Lender are paid in full it will:

      5.1 Repayment of Indebtedness. Repay in accordance with its terms, all Indebtedness, including without limitation, all sums due under this Agreement and the Issuer Note.

      5.2 Existence, Conduct of Business, Properties, Etc. Except as otherwise expressly permitted by the Indentures under this Agreement, (i) maintain and preserve its existence as a Cayman Islands exempted company with limited liability and all rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) engage only in the business contemplated by the Issuer Indenture and the Financing Agreements.

      5.3 Use of Funds. (a) Use the proceeds of the Loans only to make (i) the JV Shareholder Loans and (ii) the JV Equity
Contributions.

           (b) Immediately upon receipt thereof deposit all cash revenues, from whatever source derived, with the Trustee for deposit in the Pan-Western Revenue Fund.

           (c)  Any funds on deposit in the Pan-Western Operating
Fund  shall  be  used by the Borrower solely for the  payment  of
expenses   in   connection   with  the  Administrative   Services
Agreement.

           (d)   Subject to the Indenture, any funds in the  Pan-
Western Equity Distribution Fund may be distributed as dividends in accordance with the Shareholder's Agreement.

      5.4   Compliance  with  Legal Requirements.   Promptly  and
diligently procure, maintain and comply with or cause to be procured, maintained or complied with all Governmental Authorizations required for financing of the Joint Venture
Companies and the transactions contemplated by the Financing Agreement and the Facility Documents, except that the Borrower may, at its expense contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements, provided that, in either case, (x) none of the Lender, the Borrower and the Joint Venture Companies would be subject to any criminal liability for failure to comply therewith and (y) all proceedings to enforce such Legal Requirements against the Lender, the Borrower the Joint Venture Companies, or the Facility or any part thereof, shall have been duly and effectively stayed during the entire pendency of such contest.

      5.5 Operating Budgets. Deliver to the Lender an annual operating budget in advance of each calendar year.

      5.6 Books, Records, Access. Maintain adequate books, accounts and records with respect to the Borrower, the Joint Venture Companies, and the Facility in compliance with the regulations of any Governmental Instrumentality having jurisdiction thereof, and, with respect to financial statements, in accordance with GAAP and, subject to reasonable safety requirements, permit employees or designees of the Lender and the Facility Engineer, at any reasonable time and upon reasonable prior notice to inspect the Facility, and to examine or audit all of Borrower's books, accounts and records pertaining or related to the Facility and make copies and memoranda thereof.

     5.7  Financial Statements.

          5.7.1     Provide the Lender with:

                    (a)        As soon as available and  in  any
event within ninety (90) days after the close of each fiscal year commencing with the fiscal year ended after the date of this Agreement, audited financial statements of the Borrower including a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts and a statement of sources and uses of funds, all prepared in accordance with GAAP and certified by Independent Accountants.

                     (b)        As soon as available and  in  any
event within forty five (45) days after the end of each of the quarterly accounting periods of its fiscal year commencing with the quarter ending after the date of this Agreement, unaudited financial statements of the Borrower, including without limitation, an unaudited balance sheet of the Borrower as of the last day of such quarterly period, the related statements of income and cash flows for such quarterly period and (in the case of second, third and fourth quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year, all prepared in accordance with GAAP.

           5.7.2 Each time the financial statements of the Borrower are delivered under this subsection, an Officer's Certificate signed by an Authorized Representative of the Borrower shall be delivered along with such financial statements, certifying that such officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that such review has not, to the best of such Authorized Representative's knowledge, disclosed the existence of any event or condition which constitutes an Event of Default under this Agreement, or if any such event or condition existed or exists, the nature thereof and the corrective actions that Borrower has taken or proposes to take with respect thereto, and also certifying that the Borrower is in compliance in all material respects with its obligations under this Agreement and each other Financing Agreement to which it is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which the Borrower has taken or proposes to take with respect thereto.

      5.8 Progress Report; Facility Engineer. Delivered to the Lender a copy of a report signed by the Authorized Representative of each Joint Venture Company on the date of each borrowing hereunder to the effect that construction of the Facility is proceeding satisfactorily in accordance with the EPC Contract and the Facility Budget and the Facility Budget sets forth accurately the estimated costs to complete the Facility, and such confirmation thereof from the Facility Engineer as the Lender reasonably deems necessary.

      5.9 Insurance. Maintain, or cause to be maintained, adequate insurance with respect to the Facility satisfactory to the Lender in its reasonable judgment, based upon the advice of the Independent Insurance Consultant. All insurance other than third party liability insurance shall name Pan-Western as an insured and the sole loss payee thereunder. Policies for third party liability insurance shall name the Lender as an additional insured.

     5.10 Reports; Cooperation.

           5.10.1 Deliver to the Lender on each anniversary of the date of this Agreement a certificate from the Borrower's insurers or insurance agents (i) evidencing that the insurance policies in place satisfy the requirements specified in Section
5.9 (including, without limitation, listing all insurance being carried by or on behalf of the Borrower or the Joint Venture Companies pursuant to the Financing Agreements and certifying that all insurance required to be maintained by the Borrower or the Joint Venture Companies pursuant to the Facility Documents is in full force and effect and all premiums therefore have been paid in full), and (ii) setting forth a summary of all losses in excess of US$250,000 (or the equivalent thereof) incurred with respect to the Facility in the preceding year.

          5.10.2 Deliver to the Lender within thirty (30) days following the end of each calendar quarter until the Commercial Operation Date a quarterly status report describing in reasonable detail the progress of the construction of the Facility since the immediately preceding report hereunder, including without limitation, the cost incurred to the end of such quarter, an estimate of the time and cost required for completion of the
Facility  and  such  other  information  which  the  Lender   may
reasonably request.

           5.10.3 Prior to the Commercial Operation Date, deliver to the Lender, within thirty (30) days following the end of each calendar quarter, an update of the Facility Budget, including but not limited to an explanation or other reconciliation of differences between such report and previous reports.

           5.10.4 Upon completion of the Facility, deliver to the Lender an Officer's Certificate certifying that (a) the Commercial Operation Date has occurred, (b) to the knowledge of the Borrower, there does not exist as of the date of such certificate an event of default under any of the JV Shareholder Loan Agreements, (c) to the knowledge of the Borrower, all amounts required to be paid or repaid as of such date under the Facility Documents and the Financing Agreements have been paid or repaid and (d) the Facility Engineer has delivered a certificate (which has been attached to such Officer's Certificate) certifying that the Commercial Operation Date has occurred and that the amount available in the Completion Sub-Account is sufficient to complete the Facility.

          5.10.5 From and after the Commercial Operation Date, deliver to the Lender within ninety (90) days following each calendar year, a summary operating report, which shall include, unless otherwise agreed to by the Lender, a numerical and narrative assessment of (i) the Facility's compliance with each category in the annual operating budget, (ii) statistical data relating to the Facility, including heat rate, net electrical and scheduled and unscheduled outages, (iii) fuel deliveries and use,
(iv) major maintenance activity, (v) casualty losses of value in excess of US$250,000 or the equivalent thereof in other currencies (whether or not covered by insurance), (vi) disputes with any materialman, supplier or other Person and any related claims against the Borrower, (vii) to the knowledge of the Borrower, pricing information disclosed or made available under the Coal Supply Agreements and (viii) compliance with the Governmental Authorizations.

           5.10.6 No later than five Business Days following the receipt thereof, deliver to the Lender all progress reports and other information concerning the Facility provided by the Joint Venture Companies to the Borrower pursuant to the JV Shareholder Loan Agreements.

            5.10.7 Deliver to the Lender any such other information or data with respect to its business or operations (including supporting information as to compliance with this Agreement) as the Lender may reasonably request from time to time.

      5.11 Taxes and Other Governmental Charges. Before the same become delinquent, pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies lawfully imposed upon the Borrower or its income or profits or upon the Facility, all utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of the Facility. However, the Borrower may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting the same, so long as (a) adequate cash reserves have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made,
(b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such contest.

      5.12 Taxes. All payments made by the Borrower under this Agreement and the Issuer Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Instrumentality, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Instrumentality imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Issuer Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender hereunder or under the Issuer Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender for its own account a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans, the Issuer Note and all other amounts payable hereunder.

     5.13 Increased Costs. If, after the date of this Agreement, any Change of Law:

          (a) shall subject the Lender to any tax, duty or other charge with respect to the
Loans, or shall change the basis of taxation of payments by the Borrower to the Lender on the Loans (except for Covered Taxes, Other Taxes or changes in the rate of taxation on the overall net income of the Lender); or

           (b) shall impose on the Lender any other condition directly related to the Loans;
and the effect of any of the foregoing is to increase the cost to the Lender of making, issuing, creating, renewing, participating in or maintaining the Loans or to reduce any amount receivable by the Lender hereunder, then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to reimburse the Lender for such increased costs or to compensate the Lender for such reduced amounts.

      5.14 Notices. Promptly, upon acquiring notice or giving notice, or obtaining knowledge thereof, as the case may be, provide to the Lender written notice of:

           5.14.1 Any Event of Default which it has knowledge, specifically stating that an Event of Default has occurred and describing such an Event of Default and any action being taken or proposed to be taken with respect to such Event of Default;

          5.14.2 Any termination or event of default or notice thereof under the Power Purchase Agreement or any of the JV
Shareholder Loan Agreements; and

           5.14.3 Any litigation pending against the Borrower or any other party of which the Borrower has actual knowledge, which is or could reasonably be expected to have a Material Adverse Effect.
           5.14.4 Any request by any Joint Venture Company for the consent of the Borrower under any provision of such Joint Venture Company's JV Shareholder Loan Agreement.

      5.15 Expropriation Event. If an Expropriation Event shall occur with respect to the Facility, (a) promptly upon discovery or receipt of notice of any occurrence thereof, provide written notice thereof to the Lender, (b) diligently pursue all its rights and the rights of the Joint Venture Companies rights to compensation against the relevant Governmental Instrumentality in respect of such Expropriation Event, and (c) immediately deposit with the Trustee, to be held and applied pursuant to the Indenture, any Expropriation Proceeds received in respect of such event. The Borrower consents to the participation of the Lender in any proceedings regarding an Expropriation Event, and the
Borrower shall from time to time deliver to the Lender all documents and instruments requested by it to permit such participation. Nothing in this Section shall be deemed to impair any rights which the Lender may have with respect to any such Expropriation Event.


      ARTICLE 6 - NEGATIVE COVENANTS

      The Borrower covenants and agrees for the benefit of the Lender that until all Obligations owed to the Lender are paid in full, without the consent of the Lender, the Borrower shall not:

      6.1 Indebtedness. Incur, create, assume or be liable for any Indebtedness except Permitted Indebtedness.

      6.2 Limitations on Liens. Create, assume or permit to exist any Lien upon any of the Borrower's assets or properties other than as contemplated by the Indentures and Permitted Liens.

      6.3 Nature of Business. Amend or modify its Articles of Association without the prior written consent of the Lender, or engage in any business other than the ownership of its interests in the Joint Venture Companies and making the Shareholder Loans and capital contribution to the Joint Venture Companies.

     6.4 Sale or Lease of Assets. Sell, lease, assign, transfer or otherwise dispose of its interests, equity or debt, in the Joint Venture Companies other than as contemplated by the Indentures.

     6.5 Merger, Consolidation, Liquidation, Dissolution. Merge or consolidate with or into any other Person, other than the Lender or Pan-Sino, or liquidate, wind up, dissolve, or otherwise transfer or dispose of all or any substantial part of its property, assets or business, or change its legal form, or purchase or otherwise acquire any assets of any Person.

      6.6 Contingent Liabilities. Become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person.

      6.7 Loans, Advances or Investments. Make or permit to remain outstanding any loans, extensions of credit or advances to or investments in (whether by acquisition of any stocks, notes or other securities or obligations) any Person except as expressly provided in the Financing Agreements, or the Indentures.

      6.8   Distributions.   Other than as  contemplated  in  the
Indentures, agree to any restriction on its ability to pay dividends (excluding restrictions imposed by law).

      6.9 Transactions With Affiliates. Except as contemplated by the Financing Agreements and the Facility Documents, directly or indirectly: (i) enter into any transaction with any Person (including any Affiliate) other than in the ordinary course of business and on terms not less favorable to those available from independent third parties.

      6.10 Partnerships; Subsidiaries. Except as contemplated by the Financing Agreements, the Facility Documents or the
Indentures, become a general or limited partner in any partnership or a joint venturer in any joint venture, acquire any ownership interest in any other Person or enter into any profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person.

      6.11 Amendments. Amend, or permit the amendment of, any of the Financing Agreements or the Facility Documents without the prior written consent of the Lender.

      6.12 Assignment. Without the prior written consent of the Lender, assign or otherwise transfer its rights under any of the Financing Agreements or Facility Documents to which it is a party, or Governmental Authorizations for its benefit, to any Person without the prior written consent of the Lender.

      6.13 Consent of the Lender. Grant any consent or approval under the JV Shareholder Loan Agreements which require the consent or approval of the Borrower without the written consent or approval of the Lender.

      6.14 Immunity. In any proceedings in the Cayman Islands, the United States or elsewhere in connection with any of the Financing Agreements to which the Borrower is a party, claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

     ARTICLE 7 - EVENTS OF DEFAULT; CURE RIGHTS; REMEDIES

      7.1 Events of Default; Cure Rights. The occurrence of any of the following events shall constitute an event of default
("Event of Default") hereunder:

           7.1.1     Failure to Make Payments.  Payment shall not
have  been made of any principal of or any interest on the  Loans or  other  amounts owed by the Borrower to the Lender  within  15
Banking Days after such amounts are due.

          7.1.2 Misstatements; Omissions. Any representation or warranty confirmed or made in any Financing Agreements or Facility Documents by the Borrower or in any writing provided by the Borrower in connection with the transactions contemplated by this Agreement shall be found to have been incorrect in any material respect when made or deemed to be made; provided, however, that no Event of Default shall occur if within sixty
(60) days after the date on which the Borrower has actual notice that such incorrect statement has occurred, the Borrower shall deliver in good faith, to the Lender an Officer's Certificate stating in reasonable detail that either (i) the Borrower has eliminated any adverse effect relating to such incorrect statement or (ii) that the Borrower has taken action that it reasonably believes will eliminate the adverse effect relating to such incorrect statement within a reasonable specified time.

           7.1.3 Affirmative Covenants. The Borrower shall fail to perform or observe any of its obligations under (a)
Section 5.3 or (b) any other term, covenant or agreement set forth in Article 5 hereof, which failure is not remedied within fifteen (15) days after notice of such failure.

           7.1.4 Negative Covenants. The Borrower shall fail to perform or observe any of its obligations under any term, covenant or agreement set forth in Article 6 hereof, which failure is not remedied within fifteen (15) days after the Borrower has received notice of such failure.

           7.1.5 Bankruptcy; Insolvency. The Borrower shall institute a voluntary case or undertake actions to form an arrangement with creditors for the purpose of paying past due debts, seeking liquidation, reorganization or moratorium of payments, under any Bankruptcy Law (or any successor statute or similar statute in any relevant jurisdiction), or shall consent to the institution of an involuntary case thereunder against it; or the Borrower shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other Legal Requirements, or shall consent thereto; or the Borrower shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers; or the Borrower shall make an assignment for the benefit of creditors; or the Borrower shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking the liquidation or reorganization of the Borrower under any Bankruptcy Law (or any successor statute or similar statute under any relevant jurisdiction) or any similar proceeding shall be commenced against the Borrower under any other Legal Requirements and (i) the petition commencing the involuntary case is not timely controverted, (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing,
(iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of the Borrower and such appointment is not vacated within sixty (60) days, or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of the Borrower of all or a part of their property, shall have been entered; or any other similar relief shall be granted against the Borrower under any Legal Requirements.

           7.1.6 Judgments. A final judgment or judgments shall be entered (i) against the Borrower in the aggregate amount of US$1,000,000 (or the equivalent thereof in other currencies) (exclusive of judgment amounts fully covered by insurance where the insured has admitted liability), other than a judgment, the execution of which is effectively stayed within sixty (60) days after its entry but only for no more than ninety (90) days after the date on which such stay is terminated or expires; or (ii) in the form of an injunction or similar form of relief requiring suspension or abandonment of construction or operation of the Facility on grounds of violation of a Legal Requirement and failure of the Borrower to have such injunction or similar form of relief stayed or discharged within ninety (90) days.

           7.1.7 Other Indebtedness. The Borrower shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under such agreement equals or exceeds US$500,000 (or the equivalent thereof in other currencies) in the aggregate.

            7.1.8      Default  under  the  JV  Shareholder  Loan
Agreements.   Any  default under the Shareholder Loan  Agreements
shall occur and be continuing.

           7.1.9 Remedies. Upon the occurrence of any of the Events of Default, the Lender may, by written notice to the Borrower declare the Loans to be immediately due and payable and pursue any and all remedies available for the non-payment of debts.

     ARTICLE 8 - SCOPE OF LIABILITY

           The  Lender shall have no claims with respect  to  the
transactions contemplated by the Financing Agreements or the Facility Documents against any Person other than the Borrower including, but not limited to, the Panda International and the Luannan Government or any of their respective Affiliates (other than the Borrower) or direct or indirect parents, or to the shareholders, officers, directors, employees, or other controlling persons (including members of the management committee) of the Panda International and the Luannan Government, their respective Affiliates (other than the Borrower), or their direct or indirect parents (collectively the "Nonrecourse Persons"), subject to the exceptions set forth below in this
Article  8;  provided that (a) the foregoing  provision  of  this
Article 8 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement, any other Financing Agreement and the same shall continue until fully paid, discharged, observed, or performed; (b) the foregoing provision of this Article 8 shall not limit or restrict the right of the Lender, to name the Borrower or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Financing Agreement, or for injunction or specific performance, so long as no judgement in the nature of a deficiency judgement shall be enforced against any Nonrecourse Persons, except as set forth in this Article 8; (c) the foregoing provision of this Article 8 shall not affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement in respect to the Facility made by any of the Nonrecourse Persons; and (d) nothing contained herein shall limit the liability of any Person who is a party to any Facility Document or has issued any certificate or other statement in connection therewith with respect to such liability as may arise by reason of the terms and conditions of such Facility Document, certificate or statement, or otherwise, in each case under this clause (d) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Article 8 shall survive the termination of this Agreement and the full payment and performance of the Obligations hereunder and under the other Facility Documents.


     ARTICLE 9 - MISCELLANEOUS

      9.1   Addresses.   Any communications between  the  parties
hereto or notice provided herein to be given may be given to the following addresses.

          If to the Lender:   Panda Global Energy Company
                              c/o Maples and Calder
                              Ugland House
                              P.O. Box 309
                              South Church Street
                              George Town, Grand Cayman
                              Cayman Islands, British West Indies


          If to the Borrower: Pan-Western Energy Corporation, LLC
                              c/o Maples and Calder
                              Ugland House
                              P.O. Box 309
                              South Church Street
                              George Town, Grand Cayman
                              Cayman Islands, British West Indies


          in either case,
          with a copy to:     Panda Energy International Inc.
                              4100 Spring Valley Road
                              Suite 1001
                              Dallas, Texas 75244


     9.2 Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to the Lender upon the occurrence of any Event of Default or any breach or default of the Borrower under this Agreement shall impair any such right, power or remedy of the Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, or other breach or default be deemed a waiver of any other Event of Default, or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Lender of any Event of Default, or other breach or default under this Agreement, or any waiver on the part of the Lender of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or by law or otherwise afforded to the Lender shall be cumulative and not alternative.

      9.3 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing signed by the Borrower, the Lender and any other parties to be charged.

      9.4 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      9.5 Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

      9.6 No Partnership, Etc. The Lender and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or the Issuer Note shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lender, on the one hand, and the Borrower or any other Person, on the other hand. The Lender shall not be in any way responsible or liable for the debts, losses, obligations or duties of the Borrower or any other Person with respect to the Facility or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Facility and to perform all obligations under the agreements and contracts relating to the Facility shall be the sole responsibility of the Borrower.

      9.7 Governing Law. This Agreement shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

      9.8   Submission  To  Jurisdiction; Waivers.   The  parties
hereby irrevocably and unconditionally agree to:

           (a) submit for themselves and their property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

           (b) consent that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

           (c) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address set forth below or at such other address of which the Trustee shall have been notified pursuant hereto;

           (d) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

           (e) waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this paragraph any special, exemplary or punitive damages.

      9.9  WAIVERS OF JURY TRIAL.  THE PARTIES HEREBY IRREVOCABLY
AND  UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL  ACTION  OR
PROCEEDING  RELATING TO THIS AGREEMENT AND FOR  ANY  COUNTERCLAIM
THEREIN.

      9.10 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower may not assign or otherwise transfer any of its rights under this Agreement.

     9.11 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.
      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers or partners thereunto duly authorized as of the day and year first above written.


                         PAN-WESTERN ENERGY CORPORATION LLC



                         By:
                             Name:
                             Title:

                         PANDA GLOBAL ENERGY COMPANY



                         By:
                             Name:
                             Title:



     TABLE OF SCHEDULES AND EXHIBITS

Schedule 1     Subsidiaries

Schedule 5.9   Insurance

Schedule A     Amortization Schedule

Exhibit A      Form of Issuer Note





                          Schedule 5.9

                              N/A


                            EXHIBIT A

                       FORM OF ISSUER NOTE



$114,271,288.00     New York, New York
                    April 22, 1997


      FOR VALUE RECEIVED, the undersigned, PAN-WESTERN ENERGY CORPORATION LLC, a company with limited liability organized under the laws of the Cayman Islands (the "Borrower"), hereby unconditionally promises to pay to the order of PANDA GLOBAL ENERGY COMPANY, a company with limited liability organized under the laws of the Cayman Islands (the "Lender"), by transfer to such account as the Lender may designate by written notice to the Borrower, in lawful money of the United States of America and in immediately available funds, the principal amount of ONE HUNDRED FOURTEEN MILLION TWO HUNDRED SEVENTY-ONE THOUSAND TWO HUNDRED EIGHTY EIGHT DOLLARS ($114,271,288), or, if less, the unpaid principal amount of the Loans made by the Lender pursuant to the Issuer Loan Agreement, as hereinafter defined. The principal amount shall be paid in the amounts and on the dates specified in the Issuer Loan Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Issuer Loan Agreement.

      The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of the Loans and the date and amount of each payment or prepayment of principal with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loans.

      This Note (a) is the Issuer Note referred to in the Issuer Loan Agreement dated as of April 22, 1997 (as amended, supplemented or otherwise modified from time to time, the "Issuer Loan Agreement"), between the Borrower and the Lender, (b) is subject to the provisions of the Issuer Loan Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Issuer Loan Agreement.

      Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Issuer Loan Agreement.

      All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

     Unless otherwise defined herein, terms defined in the Issuer
Loan Agreement and used herein shall have the meanings given to them in the Issuer Loan Agreement.

       THIS  NOTE  SHALL  BE  GOVERNED  BY,  AND  CONSTRUED   AND
INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

PAN-WESTERN ENERGY CORPORATION LLC



By:
Name:
Title:


      Schedule 1
      Subsidiaries

	Tangshan Panda Heat & Power Company, Ltd.
	Tangshan Pan-Western Heat & Power Company, Ltd.
	Tangshan Cayman Heat & Power Company, Ltd.
	Tangshan Pan-Sino Heat Company, Ltd.

     Schedule A


Issuer Loan Principal Amortization Schedule

Payment               Calendar              Total Principal
  No.                   Year                    Payment

   1                    2000                $ 3,155,000
   2                    2001                  8,867,000
   3                    2002                  9,533,000
   4                    2003                 10,283,000
   5                    2004                 82,433,288